UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
August 21, 2006
QUINTANA MARITIME LIMITED
(Exact name of registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization)	000-51412 (Commission File Number)	98-0453513 (IRS Employer Identification No.)
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
(Address of principal executive office)
011-30-210-898-6820
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition of Disposition of Assets
     On August 21, 2006, the Company completed the acquisition of Iron Bradyn, an 82,769 dwt Kamsarmax vessel built in 2005, from an affiliate of Metrobulk, S.A. The Company had agreed to buy the vessel under the terms of a Memorandum of Agreement dated May 3, 2006.
     On May 10, 2006, the Company advanced the seller $4.6 million, representing 10% of the total purchase price of $45.9 million. On August 21, the Company paid the balance of the purchase price with a drawdown under its new revolving credit facility. The vessel is under time charter to Bunge, S.A.
     On August 24, 2006, the Company announced the delivery of Iron Vassilis by a press release, which is attached as an exhibit to this report.
     Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business. We believe that, under the applicable provisions of Rule 11-01(d) of Regulation S-X under the Securities Act, the acquisition of our vessels does not constitute the acquisition of a “business,” for which historical or pro forma financial information would be provided pursuant to Rules 3-05 and 11-01 of Regulation S-X.
     In general, we believe that there is little continuity between the acquired vessels’ operations prior to and after the acquisition, and therefore disclosure of prior historical financial information is not material to an understanding of future operations. We generally enter into new charter contracts with our customers that commence following delivery of the vessel to us. These new charter contracts have different financial terms than the old charter contracts, which were entered into under generally different market conditions by different parties.
     We take the following steps before an acquired vessel commences operations, which substantially eliminate any continuity with operations prior to the vessel’s acquisition:
•	put in place different commercial management, with a different marketing system and sales force;

•	put in place different technical management;

•	arrange for a new crew for the vessel;

•	replace all hired equipment on board, such as gas cylinders and communication equipment;

•	negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

•	implement a new planned maintenance program for the vessel; and

•	ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.
     As a result, we believe that whether the vessel is acquired with or without a time charter, the lack of continuity between the acquired vessel’s operations prior to and after the acquisition makes prior financial information not material. For this reason, consistent with shipping industry practice, we generally do not obtain from the seller historical operating or financial data for the vessels we acquire, other than through inspection of the physical condition of the vessels and examinations of classification society records. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating or financial data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. We do not obtain the historical operating or financial data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in our common stock in assessing our business or profitability.
Item 9.01     Financial Statements and Exhibits
99.1      Press release of Quintana Maritime Limited dated August 24, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED
By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: August 24, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Quintana Maritime Limited dated August 24, 2006.